Exhibit 99.1

FOR IMMEDIATE RELEASE

Sono-Tek Announces First Textile Coater Sale

Milton, NY — April 10, 2008 — Sono-Tek Corporation (OTC Bulletin Board: SOTK), the world leader in the development and application of liquid ultrasonic atomization technology, announced the sale of the first ultrasonic WideTrack Textile Coater for industrial use. The coater is based on Sono-Tek’s proven WideTrack platform, which has been successfully used in many glass line coating applications over the past four years. The unit was sold to a major textile company, and will replace a traditional finishing line at the customer’s facility, which applies several different finishes to the fabric.

The current approach in the industry to textile finishing involves running a fabric line through a bath of chemicals and water to impart a desired property such as water repellency, stain repellency, antimicrobial action, flame retarding properties, etc. After this bath, the excess liquid must be removed from the fabric, typically by passing the fabric line through a heating section to evaporate the moisture. Since most fabric finishing treatments are only required on or near the surface of the material, the bath method is wasteful of chemicals, water and energy.

Sono-Tek’s new WideTrack Textile Coater provides a series of ultrasonic nozzles in a unit positioned over the fabric line, plus a computerized control system to determine the flow of liquid required depending on the speed of the line and the performance requirements of the finishing coat, and an integrated pumping system. Less of the finishing liquid can be used in achieving the required performance, and a reduction in heat energy is also achieved. Textile customers have tried to use traditional pressure nozzles in the past to replace the bath method, but had problems with clogging in the small openings required in these nozzles. In contrast, the ultrasonic nozzle has a large opening for the liquid, which does not clog. Furthermore, the ultrasonic vibration provides a self-cleaning mechanism for Sono-Tek’s nozzles, which provides additional insurance against clogging, in addition to using less liquid than traditional pressure nozzles. This system can be configured in a variety of widths, up to 120" or beyond, if needed. Multiple solutions can be supported in a single frame as well.

Sono-Tek CEO Dr. Christopher L. Coccio, stated, “Sono-Tek’s WideTrack Textile Coater offers the textile industry a key advantage in competing with offshore manufacturers by saving them energy and chemicals in the application of performance finishes. There is an added environmental benefit in that less chemical and water use means less clean up afterwards, and a smaller carbon footprint. We are very excited about the potential applications for our textile coater, as the industry becomes familiar with this game-changing technology. We also see additional benefits in allowing a manufacturer to apply two independent coatings, one to each side of a fabric simultaneously. This approach opens the door to fabrics that may attract moisture from one side, yet repel it on the other, resulting in a new type of performance fabric.”

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology.  Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions, the ability to enforce patents and the successful implementation of the business development program. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.